Exhibit 99.1

                                 [LOGO] Quaker

For Release:                        NEWS              Contact:
   Immediate                                             Michael F. Barry
                                                         Vice President and
                                                         Chief Financial Officer
                                                         610/832-8500

--------------------------------------------------------------------------------

                Quaker Chemical Announces Record Quarterly Sales

October 30, 2003

CONSHOHOCKEN, PA -- For its third quarter, Quaker Chemical Corporation (NYSE:
KWR) today announced record quarterly sales of $89.7 million and earnings per diluted share of $0.42, a 17% increase over the second quarter of 2003 earnings per diluted share.

Third Quarter Summary
---------------------

Net income for the third quarter was $4.1 million versus $4.3 million for the third quarter of 2002, or $0.42 per diluted share versus $0.45 per diluted share in the prior year period. On a sequential basis, third quarter net income increased 19% over the second quarter's net income of $3.5 million.

Net sales for the third quarter were a record $89.7 million, up 22% from $73.3 million for the third quarter 2002. Foreign exchange rate translation and the Company's 2003 acquisitions favorably impacted net sales by $4.8 million and $1.3 million, respectively. Third quarter sales also include approximately $9.7 million from the Company's recently awarded chemical management services (CMS) contracts, which were effective May 1, 2003. The remaining part of the net sales increase of approximately 1% is primarily due to double-digit growth in the Asia Pacific and South America regions offset by a decline in business in the U.S.

Gross margin as a percentage of sales declined from 40.1% for the third quarter of 2002 to 34.3% for the third quarter of 2003. As previously disclosed, the Company's new CMS contracts have caused different relationships between margins and revenue than in the past. At the majority of current CMS sites, the Company effectively acts as an agent and records revenue and costs from these sales on a net sales or "pass-through" basis. The new CMS contracts have a different structure, which results in the Company recognizing in reported revenue the gross revenue received from the CMS site customer and in cost of goods sold, the third party product purchases, which substantially offset each other. The negative impact to gross margin for the third quarter related to the new CMS contracts is approximately 4 percentage points. The remaining decline in gross margin as a percentage of sales is due to increased raw material costs, as well as product and regional sales mix. The Company continues to expect raw material prices to remain at these levels in the near term due to sustained high oil prices.

Selling, general and administrative expenses for the quarter increased $1.8 million or 8% compared to the third quarter of 2002. Approximately $1.4 million of the increase is due to foreign exchange rates and the Company's 2003 acquisitions. Increases in other expenses, including pension and the Company's continued rollout of its global ERP system, were largely offset by reduced incentive compensation expense.

Other income was lower primarily due to foreign exchange gains in 2002 as a result of the weakening of the Brazilian real and its impact on the U.S. dollar denominated cash balances in Brazil.

The year-to-date effective tax rate was reduced to 30% in the third quarter primarily due to the Company's favorable settlement of several outstanding tax audits and appeal issues.

Ronald J. Naples, Chairman and Chief Executive Officer, stated, "Though our overall earnings level is consistent with our previous guidance, we continue to see softer than expected demand for our products and services to the steel industry in the U.S. and Europe. In the third quarter, this was somewhat offset by significant growth in our Brazilian and South American markets, lower overall tax rates, and lower incentive compensation. In addition, we continue to be negatively impacted by higher raw material prices primarily due to continued high crude oil prices."

Mr. Naples continued, "While we continue to see short-term challenges in front of us, we are also making significant strides with our key strategic initiatives. In 2003, we have now made three tight-fit acquisitions, including the recently announced acquisition of the Cincinnati-Vulcan steel business. All of these acquisitions bring key customer relationships and product technology, enabling us to enhance our already strong market positions. In addition, all three are expected to be slightly accretive to earnings in the short term and more significant profit contributors longer term. Also, we continue to grow our CMS business and have recently been awarded another two major auto CMS sites that are in addition to the seven new sites we started up in May. And finally, during the last 12 months we have implemented our global ERP system at four of our largest sites in Holland, Spain, and the U.S. We believe all of the above initiatives are key steps in helping us achieve our longer-term business strategies."

Year-to-Date Summary
--------------------

Net income for the first nine months of the year was $10.7 million versus $9.9 million in the first nine months of 2002. Earnings per diluted share increased 6% to $1.11 versus $1.05 in the first nine months of 2002.

Net sales for the first nine months of the year increased to $246.5 million, up 22% from $202.7 million for the first nine months of 2002. Foreign exchange rate translation and timing of the Company's 2002 and 2003 acquisitions favorably impacted net sales by $11.1 million and $9.5 million, respectively. Net sales for the first nine months of the year also include approximately $17.1 million from the Company's new CMS contracts. The remaining part of the net sales increase of approximately 3% is primarily due to double-digit growth in the Asia Pacific and South America regions offset by a decline in business in the U.S.

Gross margin as a percentage of sales declined from 40.8% for the first nine months of 2002 to 35.7% for the first nine months of 2003. The Company's new CMS contracts negatively impacted gross margin for the first nine months of 2003 by approximately 3 percentage points with the remaining decline due to increased raw material costs, as well as product and regional sales mix.

Selling, general and administrative expenses for the first nine months of 2003 increased $4.4 million from the first nine months of 2002. $4.3 million of the increase is due to foreign exchange rates and the Company's acquisitions. The remainder of the increase is primarily due to higher pension costs and the Company's continued implementation of its global ERP system partially offset by reduced incentive compensation expense.

Balance Sheet and Cash Flow items
---------------------------------

The Company's debt to total capital ratio remains strong at 31% at the end of September, 2003 compared to 25% at the end of 2002 and 35% at the end of September, 2002. As of the end of September 2003, the Company had approximately $26 million outstanding on its credit lines, which have a maximum borrowing capacity of $50 million.

As previously disclosed, the Company received $4.2 million of priority cash distributions from its real estate joint venture in the first half of 2003. In addition, the higher accounts receivable at the end of September 2003 is primarily due to the increased sales attributable to the Company's new CMS contracts, foreign exchange rate changes and higher sales volumes.

Outlook
-------

Mr. Naples stated, "We do expect to see some pickup in business volumes in the fourth quarter primarily due to market share gains. However, this expectation is tempered by what we still see as significant demand uncertainty in many of our key markets for the fourth quarter as well as into next year. For example, we are getting signals that some of our customers may take longer than normal shutdowns in December. While our visibility is not clear, the net of all this is that we continue to estimate that our fourth quarter earnings will be similar to the third quarter. Despite the near-term struggles for earnings growth, we are confident that the strategic steps we have taken this year, as well as our strong balance sheet and dividend yield, put us in an excellent long-term position to continue to build our business, and hence, enable us to continue to create significant long-term value for both our customers and shareholders."

Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company's demand is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production planning curtailments. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.

As previously announced, Quaker Chemical's investor conference call to discuss third quarter results is scheduled for October 31, 2003 at 10:00 a.m. (ET). Access the conference by calling 800-922-0755 or visit Quaker's Web site at www.quakerchem.com for a live webcast.

                         Quaker Chemical Corporation
                         ---------------------------
                  Condensed Consolidated Statement of Income
                  ------------------------------------------
                      For the period ended September 30,
                      ----------------------------------

                                               Unaudited
                                               ---------
                              (Dollars in thousands, except per share data)
                              ---------------------------------------------
                              Third Quarter                  Nine Months
                         ------------------------      ------------------------
                            2003           2002          2003           2002
                         ---------      ---------      ---------      ---------
    Net Sales             $89,713        $73,268       $246,503      $202,652

    Cost of goods sold     58,928         43,869        158,405       119,934
                          -------        -------       --------      --------
    Gross margin           30,785         29,399         88,098        82,718
      %                      34.3%          40.1%          35.7%         40.8%

    Selling, general
     and administrative    24,459         22,697         70,367        66,000
                          -------        -------       --------      --------
    Operating income        6,326          6,702         17,731        16,718
      %                       7.1%           9.1%           7.2%          8.2%

    Other income, net         295            942            830         1,194
    Interest expense, net   (240)          (469)          (614)         (747)
                          -------        -------       --------      --------
    Income before taxes     6,381          7,175         17,947        17,165

    Taxes on income         1,683          2,296          5,384         5,493
                          -------        -------       --------      --------
                            4,698          4,879         12,563        11,672

    Equity in net income
     of associated
     companies                215            130            470           314
    Minority interest in
     net income of
     subsidiaries            (777)          (720)        (2,315)       (2,103)
                          -------        -------       --------      --------

    Net income            $ 4,136        $ 4,289       $ 10,718      $  9,883
                          =======        =======       ========      ========
      %                       4.6%           5.9%           4.3%          4.9%

    Per share data:
    ---------------
      Net income
       - basic               $0.44         $0.47          $1.15        $1.08

      Net income
       - diluted             $0.42         $0.45          $1.11        $1.05

    Shares Outstanding:
    -------------------
      Basic              9,410,675     9,222,050      9,335,628     9,149,337
      Diluted            9,856,783     9,453,208      9,687,346     9,433,279

                         Quaker Chemical Corporation
                         ---------------------------
                     Condensed Consolidated Balance Sheet
                     ------------------------------------

                                                   Unaudited
                                                   ---------
                                             (Dollars in thousands)
                                             ----------------------
                                         September 30,     December 31,
                                              2003             2002
                                         -------------     ------------
    ASSETS

    Current Assets
      Cash and cash equivalents              $ 17,981        $ 13,857
      Accounts receivable, net                 73,953          53,353
      Inventories
        Raw materials and supplies             14,619          11,342
        Work-in-process and finished goods     15,742          12,294
      Prepaid expenses and other
       current assets                          12,214          12,827
                                             --------        --------
          Total current assets                134,509         103,673

    Property, plant and
     equipment, at cost                       129,739         113,207
        Less accumulated depreciation          72,650          64,695
                                             --------        --------
           Net property, plant
            and equipment                      57,089          48,512
    Goodwill                                   28,890          21,927
    Other intangible assets                     6,290           5,852
    Investments in associated companies         5,736           9,060
    Deferred income taxes                      10,571          10,609
    Other assets                               15,734          14,225
                                             --------        --------
        Total assets                         $258,819        $213,858
                                             ========        ========

    LIABILITIES AND SHAREHOLDERS' EQUITY

    Current Liabilities
      Short-term borrowings and
       current portion of long-term debt     $ 28,991        $ 12,205
      Accounts and other payables              35,420          29,423
      Accrued compensation                      7,317          10,254
      Other current liabilities                15,326          14,262
                                             --------        --------
         Total current liabilities             87,054          66,144
    Long-term debt                             18,222          16,590
    Deferred income taxes                       1,744           1,518
    Other noncurrent liabilities               37,004          33,889
                                             --------        --------
         Total liabilities                    144,024         118,141
                                             --------        --------

    Minority interest in equity
     of subsidiaries                           10,054           7,662
                                             --------        --------
    Shareholders' equity
      Common stock $1 par value;
       authorized 30,000,000 shares;
       issued (including treasury
       shares) 9,664,009 shares                 9,664           9,664
      Capital in excess of par value            1,404             626
      Retained earnings                       115,216         110,448
      Unearned compensation                      (776)         (1,245)
      Accumulated other
       comprehensive (loss)                   (19,018)        (27,078)
                                             --------        --------
                                              106,490          92,415
      Treasury stock, shares held
       at cost; 2003 - 122,369,
       2002 - 324,109                          (1,749)         (4,360)
                                             --------        --------
        Total shareholders' equity            104,741          88,055
                                             --------        --------
                                             $258,819        $213,858
                                             ========        ========



                         Quaker Chemical Corporation
                         ---------------------------
                Condensed Consolidated Statement of Cash Flows
                ----------------------------------------------
                   For the nine months ended September 30,
                   ---------------------------------------

                                                    Unaudited
                                                    ---------
                                             (Dollars in thousands)
                                             ----------------------
                                              2003          2002
                                             ------        ------
    Cash flows from operating activities
      Net Income                             $ 10,718       $  9,883
      Adjustments to reconcile net
       income to cash provided by
       operating activities:
         Depreciation                           5,246          3,571
         Amortization                             620            576
         Equity in net income of
          associated companies                   (470)          (314)
         Minority interest in
          earnings of subsidiaries              2,315          2,103
         Deferred compensation and
          other postretirement benefits           257            290
         Pension and other, net                 2,995          1,885
       Increase (decrease) in cash
        from changes in current assets
        and current liabilities:
         Accounts receivable, net             (14,460)        (3,375)
         Inventories                           (4,362)        (2,543)
         Prepaid expenses and other
          current assets                        1,587         (1,326)
         Accounts payable and accrued
          liabilities                          (2,235)         4,288
         Change in restructuring liabilities     (908)        (1,763)
                                             --------       --------
            Net cash provided by
             operating activities               1,303         13,275
                                             --------       --------

    Cash flows from investing activities
      Investments in property,
       plant and equipment                     (7,820)        (7,642)
      Dividends and distributions
       from associated companies                3,890            307
      Payments related to acquisitions         (6,737)       (21,285)
      Other, net                                 (117)          (443)
                                             --------       --------
        Net cash (used in) investing
         activities                           (10,784)       (29,063)
                                             --------       --------

    Cash flows from financing activities
      Net increase in short-term borrowings    16,686         23,121
      Dividends paid                           (5,909)        (5,756)
      Treasury stock issued                     3,106          2,618
      Distributions to minority
       shareholders                            (1,018)        (1,514)
                                             --------       --------
        Net cash provided by
         financing activities                  12,865         18,469
                                             --------       --------

    Effect of exchange rate
     changes on cash                              740           (186)
                                             --------       --------

      Net increase (decrease) in cash
       and cash equivalents                     4,124          2,495
      Cash and cash equivalents
       at beginning of period                  13,857         20,549
                                             --------       --------
      Cash and cash equivalents
       at end of period                      $ 17,981       $ 23,044
                                             ========       ========